UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2014

JMB / 245 PARK AVENUE ASSOCIATES, LTD.

(Exact name of registrant as specified in its charter)

Illinois	#0-13545	36-3265541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Michigan Avenue

Chicago, Illinois 60611

(Address of Principal executive offices, including Zip Code)

(312) 440-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

JMB/245 Park Avenue Associates, Ltd. (the "Partnership"), through JMB 245 Park Avenue Holding Company, LLC ("245 Park Holding"), owned an approximate 0.5% general partner interest in Brookfield Financial Properties, L.P. ("BFP, LP"). The ownership was represented by Class A Units. BFP, LP is a limited partnership that holds equity investments in commercial office buildings. 245 Park Holding is a limited liability company in which the Partnership is a 99% member and BFP Property GP Corp. ("BFP, GP"), which is an affiliate of the managing general partner of BFP, LP, is a 1% member.

On December 29, 2014, BFP, LP transferred 49% of the membership interests in BFP 245 Park Co., LLC, which owns an indirect interest in the property commonly known as 245 Park Avenue, New York, NY, to BFP-JMB 245, L.P., a Delaware limited partnership (“BFP/JMB”). Immediately following such transfer, 245 Park’s Holdings’ general partner interest in BFP, LP, as represented by the Class A Units in BFP, LP, was redeemed in exchange for a general partner interest in BFP/JMB represented by Class J shares of BFP/JMB. 245 Park Holding no longer holds any interest in BFP, LP, and its primary asset now consists of its general partner interest in BFP/JMB.

Upon execution of the limited partnership agreement of BFP/JMB, BFP, LP made a distribution to 245 Park Holding of approximately $2.53 million, which in turn distributed $2.5 million to the Partnership. BFP, LP owns all of the common shares and 245 Park Holding owns all of the Class J shares of BFP/JMB. 245 Park Holding has been deemed to have made a capital contribution and investment for the Class J shares of approximately $7.5 million. The Class J shares will accrue a cumulative annual preferred return of 5% which has a preference on any distributions by BFP, LP to BFP/JMB not attributable to a capital event. The unpaid preferred return and unpaid investment attributable to the Class J shares have a preference on any distributions by BFP, LP to BFP/JMB attributable to a capital event.

BFP, LP can cause BFP/JMB to redeem all or any portion of the Class J shares held by 245 Park Holding at any time for a payment equal to any cumulative unpaid preferred return plus the proportionate remaining unpaid investment attributable to the Class J shares, plus, during the initial five years following the transaction, an additional payment as follows: (i) with respect to a redemption prior to December 29, 2015, $6,565,657.00, (ii) with respect to a redemption on or following December 29, 2015 and prior to December 29, 2016, $5,252,523.00, (iii) with respect to a redemption on or following December 29, 2016 and prior to December 29, 2017, $3,939,394.00, (iv) with respect to a redemption on or following December 29, 2017 and prior to December 29, 2018, $2,626,263.00, (v) with respect to a redemption on or following December 29, 2018 and prior to December 29, 2019, $1,313,131.00 and (vi) with respect to a redemption on or following December 29, 2019, $0. 245 Park Holding can cause BFP/JMB to redeem all or any portion of the Class J shares at any time for a payment equal to any cumulative unpaid preferred return plus the proportionate remaining unpaid investment attributable to the Class J shares.

The transaction described above is not expected to result in any material tax consequences to the Partnership or its limited partners. The net proceeds of the $2.5 million distribution to the Partnership after payment of expenses related to the transaction are expected to be applied to reduce the amount outstanding on the demand note payable to JMB Realty Corporation, which had an outstanding balance as of September 30, 2014 of $9,038,000.

Item 1.02 Termination of a Material Definitive Agreement.

The information disclosed above with respect to Item 1.01 is incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Limited Partnership Agreement of BFP-JMB 245 Park, L.P., dated as of December 29, 2014.

10.2	Assignment and Redemption Agreement, dated as of December 29, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMB/245 PARK AVENUE ASSOCIATES, LTD.

By:	JMB Park Avenue, Inc. Corporate General Partner

By:	/s/ GAILEN J. HULL
Gailen J. Hull, Vice President

Date: December 31, 2014

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Exhibit Index

Exhibit No.	Description

10.1	Limited Partnership Agreement of BFP-JMB 245 Park, L.P., dated as of December 29, 2014

10.2	Assignment and Redemption Agreement, dated as of December 29, 2014